ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

MARCH 31	DECEMBER 31
	2006	2005

ASSETS
Current
Cash and cash equivalents	$1,124,476	$955,554
Marketable securities	1,504,151	3,091,017
Accounts receivable – trade, net of allowance	1,535,212	1,549,567
Loans receivable	3,091,824	2,155,469
Inventory	1,017,907	1,266,777
Prepaid expenses	118,373	268,358
Notes receivable	3,211	5,168
	8,395,154	9,291,910
Intangible Assets (note 5)	371,959	362,900
Property and Equipment	2,922,938	2,950,357
Property Held for Development (note 4)	1,362,898	1,658,901

	$13,052,949	$14,264,068

LIABILITIES
Current
Accounts payable and accrued liabilities	$168,025	$79,388
Deferred revenue	14,216	-
Bank loan	-	1,395,349
	182,241	1,474,737

STOCKHOLDERS’ EQUITY (DEFICIENCY)

Capital Stock
Authorized:
100,000,000 common shares with a par value of $0.001
Issued and outstanding:
62,406,834 common shares at March 31, 2006
62,406,834 common shares at December 31, 2005	62,406	62,406
Additional paid-in capital	37,231,271	37,231,271

Deficit	(24,714,520)	(24,854,830)
Accumulated Other Comprehensive Income (Loss)	291,551	350,484
	12,870,708	12,789,331
Contingent Liabilities (Note 6)
	$13,052,949	$14,264,068

 ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	THREE MONTHS ENDED
	MARCH 31
	2006	2005

Revenues
Sales	$2,039,152	$1,149,744

Cost Of Revenues	1,329,766	877,316
Gross Profit	709,386	272,428

Expenses
Operating expenses (Note 8)	689,069	311,420
Depreciation and amortization	45,593	32,154
	734,662	343,574
Loss Before Other Items	(25,276)	(71,146)

Other Items
Investment income	139,455	91,419
Foreign exchange gain	-	20,646
Legal claim costs (Note 7)	-	(210,482)
Gain on sale of property held for development	26,131	-
	165,586	(98,417)

Income (Loss) From Continuing Operations	140,310	(169,563)

Income (Loss) For The Period	$140,310	$(169,563)

Basic And Diluted Income (Loss) Per Share
Income (Loss) from continuing operations	$0.002	$(0.003)
Income (Loss) for the period	$0.002	$(0.003)

Weighted Average Number Of Shares Outstanding	62,406,834	61,909,937

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	THREE MONTHS ENDED
	MARCH 31
	2006	2005 (Note 2)

Cash Flows From Operating Activities
Income (loss) for the period from continuing operations	$140,310	$(169,563)
Non-cash items included in net income (loss):
Depreciation and amortization	45,593	32,154
Stock based compensation	-	5,319
Gain on sale of property held for development	(26,131)
	159,772	(132,090)
Changes in operating working capital items:
(Increase) Decrease in accounts receivable	14,355	(73,541)
(Increase) Decrease in inventory	248,870	30,631
Increase in prepaid expenses	149,985	(63,225)
Increase in accounts payable and accrued liabilities	88,637	119,974
Decrease (Increase) in deferred revenue	14,216	(13,353)
Net cash used in operating activities	675,835	(131,604)

Cash Flows From Investing Activities
Purchase of capital assets, net	(3,174)	(2,221,687)
Proceeds from sale of property held for development, net	322,134
Sale of marketable securities	1,586,866	2,254,675
Loan advances	(936,355)	122,638
Investment in intangible assets	(24,059)	(40,185)
Note receivable	1,957	23,975
Net cash used in investing activities	947,369	139,416

Cash Flows From Financing Activities
Repayment of Bank Loan	(1,395,349)
Exercise of stock options		283,726
Net cash from financing activities	(1,395,349)	283,726

Change In Cash And Cash Equivalents For The Period	227,854	291,538
Net Cash Used In Discontinued Operation		-
Cash And Cash Equivalents, Beginning Of Period	955,554	182,305
Effect Of Exchange Rates On Cash	(58,933)	(2,497)

Cash And Cash Equivalents, End Of Period	$1,124,476	$471,346

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

(Unaudited)

1.

BUSINESS AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company provides services to businesses to assist with managing merchandise.  Through its subsidiary, Unlimited Closeouts, Inc., it provides liquidation services to businesses with overstock.  Through its subsidiary iCollector.com Technologies Ltd., it provides auction broadcast technology and facilitator services that allow businesses to take advantage of the on-line auction marketplace.  Through its subsidiary, Rapidfusion Technologies, Inc., it develops and sells point-of-sale software.  Through Ableauctions.com Inc., it manages an investment portfolio.  During the 2005 year, it expanded its business through its subsidiary, Stanford Development Corporation.  Stanford Development Corporation manages various types of investments.

The Company's operating subsidiaries are:

Ableauctions.com (Washington) Inc., a U.S.-based auction business.

652297 B.C. Ltd. (“ANO”), a Canadian-based hardware and network services business.

Rapidfusion Technologies Inc., a Canadian-based Internet auction business.

Icollector.Com Technologies Ltd., a Canadian-based Internet auction facility.

Jarvis Industries Ltd., a Canadian-based auction house.

ICollector International, Ltd., a US-based Internet auction business

Unlimited Closeouts Inc., a US-based liquidation business.

Stanford Development Corporation, a Canadian-based Investment business.

Itrustee.Com International, Ltd. a US-based liquidation business.

0716590 B.C.

Ltd., a Canadian-based real estate holding company

0723074 B.C. Ltd., a Canadian-based real estate holding company

The unaudited consolidated financial statements of the Company at March 31, 2006 include the accounts of the Company and its wholly-owned subsidiaries, and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim statements under the rules and regulations of the Securities and Exchange Commission  (“SEC”).  Accounting policies used in fiscal 2006 are consistent with those used in fiscal 2005.  The results of operations for the three-month period ended March 31, 2006 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2006.  These interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2005 and the notes thereto included in the Company’s Form 10KSB filed with the SEC on March 31, 2006.  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

2.     RESTATEMENT

In March 2006, while preparing its financial statements for the year ended December 31, 2005, the Company determined that certain balances as at December 31, 2004 required adjustment.

As a result of the adjustments on the 2004 financial statements, the Company has restated the affected balances for the period ended March 31, 2005.  The following presents the effect on the Company’s previously issued financial statements for the period ended March 31, 2005.  There is no change in the consolidated statement of operations.

 Statement of cash flows for the period ended March 31, 2005:

	Previously	Increase
	Reported	(Decrease)	Restated
(Increase) Decrease in accounts receivable	(71,423)	(2,118)	(73,541)
Change in cash and cash equivalents for the year	293,656	(2,118)	291,538
Effect of exchange rates on cash	(4,615)	2,118	(2,497)

The changes to the figures for the 2005 period also include certain reclassifications made to conform to the presentation adopted for the 2006 period.

3.   RELATED PARTY TRANSACTIONS

On February 24, 2005, the Company, through its wholly owned subsidiary, 0716590 B.C. Ltd., purchased the commercial building and property that the Company previously leased for use as its head office.  The property was purchased from a private company wholly owned by the spouse of the president and director of the Company.  The purchase price was $2,221,316 ($2,750,000 CAN), which was paid in cash.

4.   PROPERTY HELD FOR DEVELOPMENT

a)

On May 4, 2005, the Company, through its wholly owned subsidiary 0723074 B.C. Ltd., purchased a single dwelling house for the purpose of rental income located at 1880 Coleman Avenue in Coquitlam, British Columbia.  The purchase price was $242,411 and was paid in cash.

On March 2, 2006, the Company, through its wholly owned subsidiary, 072304 B.C. Ltd., completed the sale of residential real estate located at 1880 Coleman Avenue in Coquitlam, British Columbia.  The sale price of the property was $388,608 cash. The sale price was negotiated between the Company and the buyers, Michael and Agnes Piotrowski. Mr. Piotrowski is employed by the Company.

During the period of the Company's ownership of the property, it invested approximately $25,000 in improvements.  In consideration of the purchase, the Company agreed to provide an additional $61,824 to the Purchaser to complete the improvements.  The Company also advanced a loan to the buyers in the amount of $55,000 (CAN) for a term of 1 year, bearing an interest rate of 10% per annum.  Interest is receivable monthly, with the principal due for repayment on February 9, 2007.  The loan is secured by the personal guarantee of the borrowers and a second mortgage on the property.

b)

On August 3, 2005, the company entered into a Contract of Purchase and Sale (the “Agreement”) for property located at 9643 King George Highway, Surrey, British Columbia V3T 2V3 (the “Property”).  The Agreement was subject to the company’s satisfactory investigation of the development potential of the Property.  This investigation was completed on August 9, 2005, at which time the company released to the seller, Imara Venture Ltd. (the “Seller”), a down payment of $41,195 to be credited against a total purchase price of $1,270,000.  The remaining balance was paid in cash on August 15, 2005.  The purchase price was negotiated between the Company and the Seller, who are not related to each other.

5.

INTANGIBLE ASSETS

On June 1, 2005, the Company made a cash payment in the amount of $100,000 to an unrelated third party as consideration for exclusive rights relating to that party’s auction services.  The cost is amortized on a straight-line basis over ten years.

During the 2006 and 2005 periods, the Company incurred development costs to enhance the current on-line auction technology.  These costs include fees paid to programmers to develop the systems, software and processes related to the enhancement.  The Company expects the final stage will be completed near the end of 2006 year, at which time they will start to amortize the costs over the estimated useful life of the technology.

6.

 CONTINGENT LIABILITIES

a)

The Company is ordinarily involved in claims and lawsuits which arise in the normal      course of business.  Except as disclosed below, in managements opinion none of these claims will have a significant effect on the Company’s financial condition.

b)

The Company is a defendant in several legal actions commenced by certain trade   creditors of one of its wholly-owned US subsidiaries.  The ultimate liability, if any, arising from this action is not expected to exceed $20,000 and will be recorded at the time of that determination, if necessary

7.

LEGAL CLAIM

During the 2004 year, the Company and its subsidiary iCollector.com Technologies Ltd (‘iCollector’) commenced a lawsuit against a former officer of iCollector for alleged breach of fiduciary duty.  During the three month period ended march 31, 2005, the Company incurred legal and related costs totaling $210,482 related to this matter.  A judgment awarding damages was issued in favor of the Company and iCollector, for a total of $417,300.  The former officer appealed the judgement.  The claim was subsequently settled for an amount of $310,000 resulting in a net gain on legal settlement to the company of $99,518.

.

8.  OPERATING EXPENSES

	THREE MONTHS ENDED MARCH 31
	2006	2005
Operating Expenses
Accounting and legal	$70,907	$32,549
Advertising and promotion	20,318	23,262
Automobile	1,246	1,159
Bad Debt	(21,654)	-
Commission	316,751	16,852
Interest	17,674	-
Insurance	4,175	3,714
Investor relations and shareholder information	-	8,582
Management fees	38,973	36,620
Office and administration	27,375	22,282
Rent and utilities	7,796	6,638
Repairs and maintenance	1,033	4,116
Salaries and benefits	154,457	122,634
Telephone	11,117	13,133
Travel	23,844	15,554
Website maintenance	15,057	4,325

Total Operating Expenses	$689,069	$311,420

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